UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting material Pursuant to §240.14a-12

XAI Floating Rate & Alternative Income Trust

(Name of Registrant as Specified In Its Charter)

OCTAGON CREDIT INVESTORS, LLC

GRETCHEN LAM

LAUREN LAW

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

Octagon Credit Investors, LLC (“Octagon”), together with the other participants named herein, has filed a definitive proxy statement on Schedule 14A and accompanying BLUE proxy card with the U.S. Securities and Exchange Commission in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of XAI Floating Rate & Alternative Income Trust, scheduled to be held on July 30, 2026.

On July 28, 2026, Octagon issued the following press release:

Octagon Criticizes XFLT Board’s Coercive Plan to Cajole Shareholders into Approving an Unfit Sub-Adviser for the Fund

Asserts that Board’s Eleventh-Hour Proposal to Conduct Small, Contingent Tender Offers Will Not Maximize Long-Term Value for Shareholders

Calls on the Board to Adopt a Comprehensive and Unconditional Plan to Narrow the Price-to-NAV Gap

The Board Should Reduce Management Fees, Execute Material Tender Offers and Revert XFLT to a Term Trust

Urges Shareholders to Vote AGAINST the New Sub-Adviser Proposal Before the July 30 Special Meeting

NEW YORK, NY – July 28, 2026 – Octagon Credit Investors, LLC (“Octagon,” “we” or “our”), a leading credit-focused asset manager with over 30 years of experience, today responded to the liquidity plan announced by the Board of Trustees (the “Board”) of XAI Floating Rate & Alternative Income Trust (NYSE: XFLT) (formerly, XAI Octagon Floating Rate & Alternative Income Trust) (the “Fund” or “XFLT”), which is conditioned upon the approval of a new sub-advisory agreement (the “New Sub-Adviser Proposal”) at the special meeting of shareholders scheduled for July 30, 2026 (the “Special Meeting”).

Gretchen Lam, Octagon’s Chief Executive Officer, said:

We believe XFLT needs real and substantive change. To that end, for weeks, we have been urging the Board to take bold action to address XFLT’s trading discount to NAV, rather than attempting to deflect shareholder scrutiny by replacing Octagon as sub-adviser. We have proposed lower management fees, a significant and unconditional tender offer and other measures that we would provide lasting benefits for all shareholders.

Unfortunately, instead of embracing shareholder-aligned proposals that would provide immediate value and position XFLT for long-term success, the Board has pressed forward with its plan to replace Octagon with an inexperienced investment manager that is willing to work for discounted fees so that the Fund’s primary adviser and the Board’s benefactor, XA Investments LLC (“XAI”), can keep more of the Fund’s management fee for itself.

Now, recognizing that shareholders were unlikely to approve its ill-conceived plan, the Board is attempting to pressure shareholders to support the appointment of an unproven sub-adviser by dangling a series of small, contingent tender offers (which would primarily benefit selling shareholders) as vote bait.

We believe these measures are insufficient.

Don’t get us wrong. As a shareholder of XFLT, we welcome any efforts to close the trading discount to NAV, however belated or reactive. But this announcement of a partly cancelable, contingent tender offer is tied to the acceptance of a new sub-adviser with no closed-end fund experience and whose parent company has reportedly “struggled with lackluster performance, fleeing clients and an exodus of long-tenured staff.”1 In our view, the appointment of this new sub-adviser would put the ongoing performance of the Fund at risk.

More importantly, the Board’s inadequate plan ignores the two most effective actions the Board could take: reducing the management fees charged to XFLT’s shareholders and reverting the Fund to a term trust. We have proposed a 1.3% per year fee in place of the existing 1.7% fee. Reducing the fees alone would, in our view, materially reduce the gap between the price and NAV and benefit all shareholders for the entire future life of the Fund.

[1]	Source: Katherine Burton, “King Street Restricts Client Withdrawals From Its Hedge Fund,” Bloomberg, July 15, 2026

Can the New Sub-Adviser Proposal earn shareholder support on its own merits?

The Board has effectively admitted it cannot: it is attempting to coerce shareholders into voting for the New Sub-Adviser Proposal by offering an inadequate and contingent tender offer to persuade shareholders to accept a proposal that is not in their long-term interest.

Shareholders deserve better than an unfit sub-adviser and ill-conceived, contingent plan. They deserve a comprehensive and long-term solution. In our view, the best way to improve XFLT’s returns and close the price-to-NAV discount is to:

1.	Convert XFLT to a 10-year term trust to provide all shareholders with a clear path to realizing NAV;

2.	Conduct a tender offer for 25% of the Fund’s outstanding shares, without contingencies;

3.	Materially reduce the Fund’s management fee from 1.7% to 1.3%, driving millions of dollars of savings for the Fund’s shareholders;

4.	Simplify the Fund’s management structure by appointing Octagon as the primary adviser (without a sub-adviser); and

5.	Reconstitute the Board with shareholder-focused trustees.

We believe these initiatives would drive down the trading discount to NAV substantially and provide material and lasting benefits for all shareholders—not just those who tender their shares. If shareholders reject the New Sub-Adviser Proposal, as we believe they should, we expect the Board to interpret the vote as a repudiation of its strategy and a clear indication that shareholders prefer Octagon’s Better Path Forward.

We therefore urge our fellow shareholders to join us in voting AGAINST the New Sub-Adviser Proposal today.

No matter how many shares you own, your vote is critical. If you have already voted for the New Sub-Adviser Proposal, you may change your vote by voting a later-dated proxy AGAINST the New Sub-Adviser Proposal at any time. Only your latest dated proxy counts.

Shareholders with questions or who need assistance voting their proxy card AGAINST the New Sub-Adviser Proposal should contact Octagon’s proxy solicitor:

Saratoga Proxy Consulting LLC

(212) 257-1311 | (888) 368-0379 (toll-free)

info@saratogaproxy.com

Advisors

Sidley Austin LLP is serving as legal counsel to Octagon. Spotlight Advisors LLC is providing strategic and financial advice to Octagon and Gagnier Communications is providing communications advice. Saratoga Proxy Consulting is serving as Octagon’s proxy solicitor.

About Octagon Credit Investors

Founded in 1994, Octagon Credit Investors is a $32 billion asset manager specializing in broadly syndicated loan, structured credit, multi-asset credit, and direct lending strategies. Octagon’s disciplined, time-tested investment process relies on fundamental credit analysis and active portfolio management to generate attractive risk-adjusted performance for its clients.

Octagon is majority-owned by Conning,2 a leading global investment management firm with a long history of serving insurance companies and other institutional investors. Octagon and Conning are part of Generali Investments,3 a platform of asset management firms operating in more than 20 countries, offering distinctive strategies in public and private markets and expert insights to help investors achieve long-term performance. Generali Investments is the asset management arm of the Generali Group, one of the world’s largest insurance and asset management players.

For more information, please visit www.octagoncredit.com.

[2]	Conning, Inc., Goodwin Capital Advisers, Inc., Conning Investment Products, Inc., a FINRA-registered broker-dealer, Conning Asset Management Limited, Conning Asia Pacific Limited, Octagon Credit Investors, LLC, Global Evolution Holding ApS and its subsidiaries, and Pearlmark Real Estate, L.L.C. and its subsidiaries are all direct or indirect subsidiaries of Conning Holdings Limited (collectively, “Conning”) which is one of the family of companies whose controlling shareholder is Generali Investments Holding S.p.A. (“GIH”) a company headquartered in Italy. Assicurazioni Generali S.p.A. is the ultimate controlling parent of all GIH subsidiaries.

[3]	With €736.1 billion in assets under management (as of December 31, 2025), Generali Investments is the holding company that brings together several asset management companies on one platform, offering a portfolio of specialized expertise across various countries. Generali Investments is part of the Generali Group, founded in 1831 in Trieste, Italy. For further information, visit generali-investments.com.

Important Information

Octagon Credit Investors, LLC (“Octagon”), together with Gretchen Lam and Lauren Law (collectively, the “Participants”), has filed a definitive proxy statement on Schedule 14A, accompanying BLUE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to vote AGAINST the approval of a new sub-advisory agreement at the special meeting of shareholders of the XAI Floating Rate & Alternative Income Trust (the “Fund”) scheduled to be held on July 30, 2026.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE FUND TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING THE BLUE PROXY CARD, THAT HAVE BEEN OR WILL BE FILED BY SUCH PARTICIPANTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE OR WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

Investor Contacts

John Ferguson / Joseph Mills

Saratoga Proxy Consulting LLC

jferguson@saratogaproxy.com

jmills@saratogaproxy.com

(212) 257-1311

(888) 368-0379

Media Contact

Riyaz Lalani / Dan Gagnier

Gagnier Communications

Octagon@gagnierfc.com

(646) 342-8087

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